Exhibit 5

October 29, 2004

CoTherix, Inc.

5000 Shoreline Court, Suite 101

South San Francisco, CA 94080

Re:	CoTherix, Inc. Registration Statement
for Offering of 4,262,000 Shares of Common Stock

Ladies and Gentlemen:

We refer to your registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 3,728,473 shares of Common Stock under the 2000 Stock Plan, 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan (the “Plans”), and (ii) 533,527 shares of Common Stock acquired under Written Compensation Agreements (the “Agreements”). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and the Agreements and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP